Dime Financial Corporation - Third Quarter Results


      Dime Financial Corporation ("DFC") (NASDAQ: DIBK) announced net income of $4.4 million or $0.81 per share on a fully diluted basis for the quarter ended September 30, 1997 compared with net income of $3.2 million or $0.60 per share on a fully diluted basis for the quarter ended September 30, 1996 representing a per share increase of 35%. Net income for the nine months ended September 30, 1997 totalled $12.3 million or $2.26 per share on a fully diluted basis compared with $9.1 million or $1.74 per share on a fully diluted basis for the nine months ended September 30, 1996. The change in net income from the prior year was primarily the result of a reduced provision to the allowance for loan losses and an improvement in net interest income. In addition, the Board of Directors announced an increase in the quarterly dividend to $0.11 per share payable on November 18, 1997 to shareholders of record on November 4, 1997. The provision to the allowance for loan losses totalled $50,000 for the quarter ended September 30, 1997 compared with a provision of $450,000 for the quarter ended September 30, 1996. The provision to the allowance for loan losses during the first nine months of 1997 totalled $150,000 compared with $1.8 million for the nine months ended September 30, 1996. The change in the provision from 1996 reflects a reduction in the level of non-performing loans and total loans outstanding along with the increase in the coverage ratio of the allowance for loan losses to non-performing loans.

      Net interest income, the key component of the Company's earnings, totalled $7.2 million for the quarter ended September 30, 1997 representing a net interest spread of 2.73% and a net interest margin of 3.29% compared with net interest income of $6.3 million for the quarter ended September 30, 1996 representing a net interest spread of 3.20% and a net interest margin of 3.76%. Net interest income for the nine months ended September 30, 1997 totalled $20.9 million representing a net interest spread of 2.85% and a net interest margin of 3.39% compared with net interest income of $19.6 million for the nine months ended September 30, 1996 representing a net interest spread of 3.40% and a net interest margin of 3.94%. The increase in net interest income for both the third quarter and the nine months was primarily the result of a larger volume of interest-earning assets which was partially offset by a decrease in the net interest rate spread and net interest margin. The decrease in the net interest rate spread and net interest margin for the third quarter was due primarily to a higher cost of deposits. For the nine months, the decrease in the net interest spread and net interest margin was due primarily to the combination of a higher cost of deposits and a lower loan yield.

      Total operating expenses, excluding the net cost of operations of other real estate owned ("OREO operations"), equalled $3.4 million for the quarter ended September 30, 1997 compared with operating expenses of $3.2 million for the quarter ended September 30, 1996. Operating expenses, excluding OREO operations, totalled $10.1 million for the nine months ended September 30, 1997 compared with $10.8 million for the nine months ended September 30, 1996. The ratio of operating expenses to average assets improved to 1.50% for the quarter ended September 30, 1997 (versus 1.85% for the prior year quarter) and 1.59% of average assets for the nine months ended September 30, 1997 (versus 2.06% for the prior year period). OREO operations equalled a net gain of $51,000 for the third quarter of 1997 compared with a net expense of $67,000 for the third quarter of 1996 and a net expense of $48,000 for the nine months ended September 30, 1997 compared with a net gain of $223,000 for the first nine months of 1996.

      Total assets were $921.5 million at September 30, 1997 compared with total assets of $691.8 million at September 30, 1996, representing an increase of nearly $230 million or 33%. In addition to the increase in total assets, the composition of the Company's balance sheet continued to change with an increase in the investment securities portfolio and a decrease in total loans outstanding. At September 30, 1997, investment securities totalled $493.7 million compared with $246.8 million at September 30, 1996, representing an increase of $246.8 million or 100%. The investment securities portfolio at September 30, 1997 consisted entirely of instruments issued by the U.S. Treasury, U.S. government agencies, U.S. government-sponsored agencies, or AAA rated non-agencies. Total loans, net of the allowance for loan losses, equalled $367.8 million at September 30, 1997 compared with $399.0 million at September 30, 1996, a decrease of nearly 8%.

      The third quarter of 1997 was marked by continued growth in the Company's deposit base. Total deposits rose to $792.5 million at September 30, 1997 an increase of $36.7 million or nearly 5% from June 30, 1997 and an increase of $223.4 million or 39% from September 30, 1996. The increase in deposits from 1996 was caused primarily by an increased advertising effort and competitive pricing for selected deposit products. Non-performing loans equalled $2.8 million at September 30, 1997 representing a decrease of $3.2 million or 53% from September 30, 1996. Other real estate owned ("OREO") totalled $507,000 at September 30, 1997 compared with OREO of $825,000 at September 30, 1996. Total non-performing assets were $3.3 million at September 30, 1997 compared with $6.9 million at September 30, 1996. Non-performing assets equalled 0.36% of total assets at September 30, 1997 compared with 0.99% of total assets at September 30, 1996. The allowance for loan losses at September 30, 1997 totalled $12.2 million and equalled 3.21% of total loans outstanding compared with an allowance for loan losses of $13.8 million at September 30, 1996 representing 3.33% of total loans outstanding. The allowance for loan losses equalled 429% of non-performing loans at September 30, 1997 compared with 227% at September 30, 1996.



Total shareholders' equity was $75.0 million at September 30, 1997 representing an equity to assets ratio of 8.14% compared with shareholders' equity of $59.4 million at September 30, 1996 representing an equity to assets ratio of 8.59%. The Tier 1 regulatory capital ratio at September 30, 1997 for The Dime Savings Bank of Wallingford ("Dime"), the Company's sole subsidiary, was 8.13% compared with a Tier 1 regulatory capital ratio of 8.39% at September 30, 1996. The risk-based capital ratio of Dime at September 30, 1997 equalled 21.20% compared with a risk-based capital ratio of 18.79% at September 30, 1996. These ratios are in excess of the regulatory minimums. Book value per share equalled $14.54 at September 30, 1997 compared with $11.58 at September 30, 1996.

                   Dime Financial Corporation and Subsidiary


Consolidated Statements of Condition

                                                                September 30,    December 31,    September 30,
(In thousands, except share data)                                   1997             1996            1996
                                                                -------------    ------------    -------------

Assets
Cash and amounts due from banks                                   $   9,172       $  10,430        $   7,581
Interest bearing deposits                                                49             149               24
Federal funds sold                                                   23,372          21,296           11,713
Investment securities available for sale (a)                         23,451          26,233           18,412
Investment securities held to maturity (b)                          139,823         120,257           90,634
Mortgage-backed securities available for sale (c)                   327,588         158,728          137,798
Mortgage-backed securities held to maturity (d)                       2,805              --               --
Investment in Federal Home Loan Bank of Boston stock                  7,192           7,192            7,192
Loans receivable:
  Mortgage Loans:
    Residential real estate - owner occupied                        271,572         287,654          304,010
    Residential real estate - non-owner occupied                     28,709          31,365           23,396
    Commercial real estate                                           27,141          33,448           35,726
    Builders' and Land                                                1,050             447              811
  Commercial loans                                                    8,401           3,075            3,569
  Consumer loans                                                     43,129          44,233           45,246
  Allowance for loan losses                                         (12,186)        (12,929)         (13,761)
                                                                  ------------------------------------------
Loans receivable, net                                               367,816         387,293          398,997
Premises and equipment, net                                           4,611           5,095            5,275
Accrued income receivable                                             6,997           5,214            5,195
Other real estate owned, net                                            507           1,210              825
Other assets                                                          5,971           5,788            5,679
Excess of cost over fair value of net assets acquired                 2,156           2,418            2,505
                                                                  ------------------------------------------
      Total assets                                                $ 921,510       $ 751,303        $ 691,830
                                                                  ==========================================

Liabilities and Shareholders' equity
Liabilities:
Deposits                                                          $ 792,520       $ 626,098        $ 569,063
Federal Home Loan Bank of Boston advances                            48,000          58,000           58,000
Other liabilities                                                     5,956           4,594            5,350
                                                                  ------------------------------------------
      Total liabilities                                             846,476         688,692          632,413
                                                                  ------------------------------------------

Shareholders' equity:
Preferred stock; no par value; authorized 1,000,000 shares;
 none issued and outstanding                                             --              --               --
Common stock; $1.00 par value; authorized 9,000,000 shares;
 issued 5,513,594 shares, 5,480,896 and 5,480,896,
 respectively; outstanding 5,161,987 shares, 5,129,289 and
 5,129,289, respectively                                              5,514           5,481            5,481
Additional paid-in capital                                           52,580          52,209           52,209
Retained earnings                                                    19,615           8,788            5,793
Net unrealized gain (loss) on available for sale securities             223            (969)          (1,168)
Treasury stock--351,607 shares at cost                               (2,898)         (2,898)          (2,898)
                                                                  ------------------------------------------
       Total shareholders' equity                                    75,034          62,611           59,417
                                                                  ------------------------------------------

       Total liabilities and shareholders' equity                 $ 921,510       $ 751,303        $ 691,830
                                                                  ==========================================

-------------------
<Fa>  amortized cost: $23,325 at September 30, 1997; $26,304 at December 31,
      1996; and $18,362 at September 30, 1996.

<Fb>  market value: $139,678 at September 30, 1997; $119,238 at December 31,
      1996; and $89,101 at September 30, 1996.

<Fc>  amortized cost: $327,345 at September 30, 1997; $160,124 at December 31,
      1996; and $139,618 at September 30, 1996.

<Fd>  market value: $2,804 at September 30, 1997

                   Dime Financial Corporation and Subsidiary



Consolidated Statements of Operations
                                                                 Three months ended       Nine Months Ended
                                                                      Sept. 30,                Sept. 30,
                                                                --------------------     --------------------
(In thousands, except share data)                                 1997        1996         1997        1996
                                                                --------    --------     --------    --------

Interest Income:
  Interest and fees on loans                                    $  7,906    $  8,359     $ 24,000    $ 27,224
  Interest-bearing deposits                                            1           1            3          22
  Federal funds sold                                                 350         148          946         628
  Interest and dividends on investments:
    U.S. treasury securities                                          56          56          170         185
    U.S. government agency obligations                             2,546       1,429        7,435       3,599
    REMIC/CMO's                                                    2,783         713        6,000       2,333
    Non-agency REMIC/CMO's                                         1,408         652        3,822       1,141
    Mortgage-backed securities                                       953         891        2,584       2,402
    Asset-backed securities                                          213         268          691         394
    Other bonds and notes                                             --           7           --          46
  Dividends on Federal Home Loan Bank of Boston Stock                118         117          348         345
  Asset Hedge Premiums                                                (3)         --           (3)         --
                                                                ---------------------------------------------
      Total Interest Income                                       16,331      12,641       45,996      38,319
                                                                ---------------------------------------------

Interest Expense
  Interest to depositors                                           8,446       5,364       22,575      15,691
  Interest on Federal Home Loan Bank of Boston advances              717         983        2,466       3,015
  Liability Hedge Premiums                                             8          --            8          --
                                                                ---------------------------------------------
      Total Interest Expense                                       9,171       6,347       25,049      18,706
                                                                ---------------------------------------------

Net Interest Income                                                7,160       6,294       20,947      19,613
  Provision for loan losses                                           50         450          150       1,750
                                                                ---------------------------------------------
Net interest income after provision                                7,110       5,844       20,797      17,863
  Investment securities gains, net                                   144          32          161         203
  Other operating income                                             534         552        1,537       1,543
                                                                ---------------------------------------------
  Income before other operating expenses                           7,788       6,428       22,495      19,609
                                                                ---------------------------------------------

Other Operating Expenses:
  Salaries and employee benefits                                   1,740       1,628        5,085       5,036
  Professional and other services                                    617         574        1,756       1,668
  Bank occupancy and equipment expense                               452         534        1,423       2,147
  FDIC Assessment                                                     21           1           59          79
  Net (benefit) cost of operation of other real estate               (51)         67           48        (223)
  Restructure expense, net                                            --          --           --         340
  Other operating expenses                                           579         455        1,770       1,504
                                                                ---------------------------------------------
      Total Other Operating Expenses                               3,358       3,259       10,141      10,551
                                                                ---------------------------------------------

Income before income taxes                                         4,430       3,169       12,354       9,058
  Income tax expense (benefit)                                        35          --           35         (10)
                                                                ---------------------------------------------
Net income                                                      $  4,395    $  3,169     $ 12,319    $  9,068
                                                                =============================================

Primary Earnings per Share                                      $   0.81    $   0.61     $   2.30    $   1.76
Weighted Average Common Shares and Common Stock Equivalents
 outstanding                                                       5,423       5,226        5,356       5,140

Fully Diluted Earnings per Share                                $   0.81    $   0.60     $   2.26    $   1.74
Weighted Average Common Shares and Common Stock Equivalents
 outstanding                                                       5,451       5,262        5,439       5,206




Selected Financial Highlights
                                                                 Three months ended       Nine months ended
                                                                      Sept. 30,                Sept. 30,
                                                                --------------------     --------------------
(Dollars in thousands)                                            1997        1996         1997        1996
                                                                --------    --------     --------    --------

Average yield on interest-earning assets                           7.44%       7.49%        7.47%       7.72%
Average cost of funds                                              4.71%       4.29%        4.62%       4.32%
Net interest rate spread                                           2.73%       3.20%        2.85%       3.40%
Net interest margin                                                3.29%       3.76%        3.39%       3.94%
Net income                                                      $ 4,395     $ 3,169      $12,319     $ 9,068
Return on average assets                                           1.97%       1.84%        1.96%       1.79%
Return on average equity                                          24.63%      22.11%       24.58%      22.13%
Leverage capital ratio                                             8.14%       8.41%        8.14%       8.41%
Fully diluted earnings per share                                $  0.81     $  0.60      $  2.26     $  1.74
Book value per share                                            $ 14.54     $ 11.58      $ 14.54     $ 11.58



                  Dime Financial Corporation And Subsidiary


Selected Financial Data
                                                           September 30,    December 31,    September 30,
(in thousands)                                                 1997             1996            1996
                                                           -------------    ------------    -------------

Non-Performing Asset Information:

Non-Performing Loans:
  Residential Real Estate - owner occupied                   $     590       $     862        $   2,691
  Residential Real Estate - non-owner occupied                     361             510              926
  Commercial Real Estate                                         1,486             788            1,501
                                                             ------------------------------------------
      Total Mortgage Loans                                       2,437           2,160            5,118
  Commercial Loans                                                 204             303              659
  Consumer Loans                                                   196             107              275
                                                             ------------------------------------------
      Total Non-Performing Loans                                 2,837           2,570            6,052

Other Real Estate Owned                                            507           1,210              825

Total Non-Performing Assets                                  $   3,344       $   3,780        $   6,877
                                                             ==========================================


                                                           September 30,    December 31,    September 30,
(in thousands)                                                 1997             1996            1996
                                                           -------------    ------------    -------------
Average Balance Information
For the quarters ended:
Interest earning assets:
  Gross loans                                                $ 383,307        $ 407,780       $ 417,390
  Investment securities                                        468,973          271,856         246,184
  Federal funds sold / interest bearing deposits                25,250           22,982          11,280
                                                             ------------------------------------------
      Total interest earning assets                            877,530          702,618         674,854

Total Assets                                                 $ 894,271        $ 716,892       $ 688,470
                                                             ==========================================

Interest bearing liabilities:
  Interest bearing deposits                                  $ 729,574        $ 552,925       $ 528,520
  Borrowings                                                    44,500           58,000          58,000
                                                             ------------------------------------------
      Total interest bearing liabilities                       774,074          610,925         586,520

Total Liabilities                                              822,884          655,992         631,119

Shareholders' Equity                                            71,387           60,900          57,351

Total Liabilities & Shareholders' Equity                     $ 894,271        $ 716,892       $ 688,470
                                                             ==========================================

Average Balance Information For the nine and twelve
 months ended:
Interest earning assets:
  Gross loans                                                $ 390,293        $ 427,008       $ 433,468
  Investment securities                                        407,339          227,010         211,933
  Federal funds sold / interest bearing deposits                23,367           18,003          16,341
                                                             ------------------------------------------
      Total interest earning assets                            820,999          672,021         661,742

Total Assets                                                 $ 838,207        $ 686,624       $ 676,456
                                                             ==========================================

Interest bearing liabilities:
  Interest bearing deposits                                  $ 674,082        $ 528,245       $ 519,950
  Borrowings                                                    50,454           58,000          58,000
                                                             ------------------------------------------
      Total interest bearing liabilities                       724,536          586,245         577,950

Total Liabilities                                              771,380          630,408         621,812

Shareholders' Equity                                            66,827           56,216          54,644

Total Liabilities & Shareholders' Equity                     $ 838,207        $ 686,624       $ 676,456
                                                             ==========================================